Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Calypte Biomedical Corporation

We consent to the incorporation by reference in the registration statements No. 333-16769, No. 333-70890, No. 333-97083, No. 333-101578 and No. 333-103379 on Form S-8, the registration statements No. 333-38417, No. 333-66765, No. 333-75239, and No. 333-32246 on Form S-3, and in the registration statements No. 333-72268 and No. 333-84660 on Form S-2 of Calypte Biomedical Corporation of our report dated February 7, 2003, except note 20, which is as of March 24, 2003, relating to the consolidated balance sheets of Calypte Biomedical Corporation and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders deficit and cash flows for each of the years in the three-year period ended December 31, 2002 and our report dated February 7, 2003 on the related consolidated financial statement schedule, which reports appear in the December 31, 2002 annual report on Form 10-K of Calypte Biomedical Corporation.

The accompanying consolidated financial statements and the related consolidated financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficit and an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Francisco, California

March 24, 2003